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                                                                    EXHIBIT 23.1

             REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

NetGravity, Inc. and Subsidiaries:

    The audits referred to in our report dated January 27, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, as listed in Item 14 herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the incorporation by reference in the registration statement (No. 333-59983) on Form S-8 of NetGravity, Inc. and subsidiaries of our reports dated January 27, 1999 relating to the consolidated balance sheets of NetGravity, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports are included herein.

                                          /s/ KPMG LLP
                                          KPMG LLP

San Francisco, California
MARCH 24, 1999